Exhibit 99.2

EMRISE CORPORATION

Revised Management’s Discussion and Analysis of

Financial Condition and Results of Operations

On June 7, 2010, EEC, a wholly-owned subsidiary of EMRISE Corporation, entered into a Stock Purchase Agreement by and among Aeroflex, as buyer, and EEC, as seller, relating to the sale of all of the issued and outstanding shares of common stock of ACC and all of the issued and outstanding shares of common stock of CCI.    In accordance with guidance issued by the Financial Accounting Standards Board related to the accounting for the impairment and disposal of long-lived assets, the ACC Operations have been classified as discontinued operations in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 that was filed with the SEC on May 17, 2010.   Because the ACC Operations have not previously been presented as a discontinued operation in the Company’s management’s discussion and analysis included with its annual report on Form 10-K for the year ended December 31, 2009, the accompanying revised Management’s Discussion and Analysis reflects adjustments to present the ACC Operations as a discontinued operation.

Item 7.                       Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with our consolidated financial statements and the related notes thereto contained elsewhere in this report. This report and the following discussion contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance and our current beliefs regarding revenues we might generate, expenses we might incur and profits we might earn if we are successful in implementing our business and growth strategies. The forward-looking statements and associated risks may include, the risk factors described in detail in this Annual Report and relate to or be qualified by other important factors, including, without limitation:

•                  our ability to continue to borrow funds under the revolver terms of our credit facility (see “ — Liquidity and Capital Resources”);

•                  our ability to sell assets and achieve the milestones for such transactions, as required by our Lender under the terms of the credit facility;

•                  the ongoing revenues and profitability of the Company will be substantially reduced as a result of our sale a significant portion of the Company’s assets in order to satisfy our debt obligations.  This could have a material adverse effect on the Company’s operations, financial condition and ability to continue operations;

•                  our ability to find and secure alternate financing to our current credit facility on or before June 30, 2010, including a replacement revolver facility in the event the obligations under the current facility are paid in full;

•                  exposure to and impacts of various international risks including legal, business, political and economic risks associated with our international operations, also including the impact of foreign currency translation (see “-Foreign Currency Translation”);

•                  the projected growth or contraction in the electronic devices and communications equipment markets in which we operate;

•                  our strategies for expanding, maintaining or contracting our presence in these markets;

•                  anticipated trends in our financial condition and results of operations;

•                  our ability to meet our working capital and other financing needs;

•                  our ability to distinguish ourselves from our current and future competitors;

•                  our ability to secure long term purchase orders;

•                  our ability to deliver against existing or future backlog;

•                  technical or quality issues experienced by us, our suppliers and/or our customers;

•                  failure to comply with existing or future government or industry standards and regulations;

•                  our ability to successfully locate, acquire and integrate any possible future acquisitions;

•                  our ability to successfully support the working capital needs of our company;

•                  the impact of current and/or future economic conditions, including but not limited to the overall condition of the stock market, the overall credit market, the global recession, political, economic and/or other constraints which are or may negatively impact the industries in which we participate and/or the ability for us to market the products which we sell; and

•                  our ability to successfully compete against competitors that in many cases are larger than we, have access to significantly more working capital than we and have significant resources in comparison to us.

We do not undertake to update, revise or correct any forward-looking statements.

Any of the factors described above or in the “Risk Factors” sections contained in this report could cause our financial results, including our net income or loss or growth in net income or loss to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

Recent Transactions

Discontinued and Held for Sale Operations

On June 7, 2010, Aeroflex Incorporated and EMRISE Electronics Corporation entered into the Purchase Agreement relating to the sale of all of the issued and outstanding shares of common stock of ACC and all of the issued and outstanding shares of common stock of CCI.  This business is part of our electronic devices business segment.  For purposes of the following discussion and analysis, the ACC Operations have been removed from the comparisons and are reported in the Consolidated Financial Statements as a discontinued and held for sale operation for all periods presented.

On March 22, 2010, EMRISE completed the sale of substantially all the assets of its subsidiary, RO Associates to Massachusetts based Astrodyne Corporation.  In this Report, we refer to the businesses of RO Associates as the “RO Operations,” and we refer to the sale of the RO Associates assets as the “RO Transaction.”  Our RO Associates subsidiary, located in San Jose, California, manufactured, marketed and sold standard power supplies to the defense and industrial markets.  The RO Associates operation was classified within our electronic devices business segment.   For purposes of the following discussion and analysis, the RO Operations have been removed from the comparisons and are reported in the Consolidated Financial Statements as a discontinued and held for sale operation for all periods presented.

On March 20, 2009, we completed the sale of substantially all the assets of the Digitran division of our wholly-owned subsidiary, EMRISE Electronics Corporation, or EEC, and all the capital stock of ECC’s wholly-owned subsidiary, XCEL Japan Ltd., which primarily acted as a sales office for the Digitran division, to Electro Switch Corp.  In this report we refer to the businesses of the Digitran Division and XCEL Japan, Ltd. as the “Digitran Operations,” and we refer to the sale of the Digitran division and XCEL Japan, Ltd. as the “Digitran Transaction.”  Within our Digitran division we manufactured, marketed and sold electro-mechanical digital and new patented technology very low profile TM rotary switches for the worldwide aerospace, defense and industrial markets.  Tokyo-based XCEL Japan Ltd. primarily sold Digitran’s switch product lines in Japan and other countries in Asia. These businesses were part of our electronic devices business segment.   For purposes of the following discussion and analysis, the Digitran Operations have been removed from the prior period comparisons and the quarterly results of the Digitran Operations are reported in our Consolidated Statements of Operations for all periods presented as a discontinued operation.

Credit Facility and Obligation to Sell Additional Assets

On January 25, 2010, EMRISE and its Lender entered into Amendment Number 8 to Loan Documents, which amended EMRISE’s Credit Agreement as of December 31, 2009.  All references to the Credit Facility herein refer to the Credit Agreement as amended.  The Credit Facility requires the sale of a significant portion of our assets by June 30, 2010 (the “Maturity Date”).  As discussed further in Note 3 in our March 31, 2010 financial statements, these assets contributed approximately $20 million or 37% of the Company’s net sales from continuing operations and operating income of approximately $3 million of the Company’s total operating income from continuing operations of $1.4 million for 2009.  The Company is required to achieve certain milestones in connection with these sale activities and the maintenance of maximum capital expenditure financial covenants.  Lender has the current right to appoint an outside observer to review our books and records and business operations, with certain limitations designed to minimize disruption to our business operations.  Upon the sale of the assets we agreed to sell, we will retain a percentage of the proceeds of some of such sales for working capital and are obligated to use the remaining proceeds to pay down the obligations owed to the Lender.  We are also obligated to provide financial information and status reports to the Lender on a regular basis.  The practical effect of the January 25th amendment was to provide a forbearance by the Lender through the Maturity Date on the equity raise default and the possible financial covenant defaults that was and may have been otherwise triggered under the

Credit Agreement as of December 31, 2009 and allow us time to sell certain assets in order to pay down the obligations to the Lender.

In April, 2010, the Borrowers and the Lender entered into Amendment Number 9 to Loan Documents, which removes the obligation to sell certain assets while retaining the obligation to sell other assets, and provides some clarity that the Lender will not charge fees for making adjustments to the milestones required to be met before the maturity date, provided certain conditions are satisfied. In May 2010, the Borrowers and the Lender entered into Amendments Number 10 and 11 to Loan Documents, which adjusted certain milestones required to be met before the maturity date. In June 2010, the Borrowers and the Lender entered into Amendment Number 12 to Loan Documents, which modified the schedule for certain milestone events related to the process for the sale of certain assets of the Borrowers and provides for the Lender’s consent to the sale of such assets.  On June 17, 2010, the Borrowers and the Lender entered into Amendment Number 13 to Loan Documents, which extends the maturity date of the Credit Agreement from June 30, 2010 to July 16, 2010 and modifies the schedule for certain milestone events related to the process for the sale of certain assets of the Borrowers.

If an event of default were to occur, the Lender could accelerate the debt and exercise its rights and remedies under the Credit Agreement.  An acceleration of the principal, deferred fees and accrued interest due on the date of a declared event of default would be a significant amount that would be due on such date.  If such an acceleration were declared, we do not have the ability to pay such amount from currently available sources at this time.  The rights and remedies available to the Lender under the Credit Agreement in the event of a declared event of default include a foreclosure on our assets before the contemplated asset sales could be completed.  The Lender may also elect to increase the interest rate applicable to the outstanding balance of the Term Loans A and B by four percentage points above the per annum interest rate that would otherwise be applicable.  Additionally, if the lender terminates the credit facility during a default period then we are subject to a penalty equal to 2% of the outstanding principal balance of the Revolver and the Term Loans.

Business Description

We design, manufacture and market proprietary electronic devices and communications equipment for aerospace, defense, industrial, and communications applications. We have operations in the U.S., England, and France.  We organize our business in two operating segments: electronic devices and communications equipment. In 2009, our electronic devices segment contributed approximately 66% of overall net sales while the communications segment contributed approximately 34% of overall net sales. Our subsidiaries within our electronic devices segment design, develop, manufacture and market power supplies, radio frequency, or RF, and microwave devices for defense, aerospace and industrial markets.  Our subsidiaries within our communications equipment segment design, develop, manufacture and market network access equipment, including network timing and synchronization products, for communications applications in public and private networks, defense and industrial markets, including utilities and transportation.

Within our electronic devices segment, we produce a range of power systems and RF and microwave devices.  This segment is primarily “project” driven with the majority of revenues being derived from custom products with long life cycles and high barriers to entry.  The majority of manufacturing and testing is performed in-house or through sub-contract manufacturers.  Our electronic devices are used in a wide range of military airborne, seaborne and land-based systems, and in-flight entertainment systems, including the latest next generation in-flight entertainment and connectivity, or IFE&C, systems, such as applications for mobile phone, e-mail and internet communications and real time, on-board satellite and broadcast TV, which are being installed in new commercial aircraft as well as being retrofitted into existing commercial aircraft.

Within our communications equipment segment, we produce a range of network access equipment, including network timing and synchronization products, for public and private communications networks.  This segment is “end user product” based with a traditional cycle of internally funded development and marketing prior to selling via direct and indirect sales channels.  Manufacturing is primarily outsourced.  Our communications equipment is used in a broad range of network applications primarily for private communications networks, public communications carriers, and also for utility companies and military applications, including homeland security.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of net sales and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Revenue Recognition

We derive revenues from sales of electronic devices and communications equipment products and services.  Our sales are based upon written agreements or purchase orders that identify the type and quantity of the item and/or services being purchased and the purchase price.  We recognize revenues when shipment of products has occurred or services have been rendered, no significant obligations remain on our part, and collectibility is reasonably assured based on our credit and collections practices and policies.

We recognize revenues from domestic sales of our electronic devices and communications equipment at the point of shipment of those products.  An estimate of warranty cost is recorded at the time the revenue is recognized.  Product returns are infrequent and require prior authorization because our sales are final and we quality test our products prior to shipment to ensure the products meet the specifications of the binding purchase orders under which those products are shipped. Normally, when a customer requests and receives authorization to return a product, the request is accompanied by a purchase order for a repair or for a replacement product.

Revenue recognition for products and services provided by ACC and our subsidiaries in England depends upon the type of contract involved.  Engineering/design services contracts generally entail design and production of a prototype over a term of up to several years, with revenue deferred until each milestone defined in the contract is reached.  Production contracts provide for a specific quantity of products to be produced over a specific period of time.  Customers issue binding purchase orders or enter into binding agreements for the products to be produced.  We recognize revenues on these orders as the products are shipped.  Returns are infrequent and permitted only with prior authorization because these products are custom made to order based on binding purchase orders and are quality tested prior to shipment.  An estimate of warranty cost is recorded at the time revenue is recognized.

We recognize revenues for products sold by our subsidiary in France at the point of shipment.  Customer discounts are included in the product price list provided to the customer.  Returns are infrequent and permitted only with prior authorization because these products are shipped based on binding purchase orders and are quality tested prior to shipment.  An estimate of warranty cost is recorded at the time revenue is recognized.

Revenues from services such as repairs and modifications are recognized when the service is completed and invoiced.  For repairs that involve shipment of a repaired product, we recognize repair revenues when the product is shipped back to the customer. Service revenues contribute less than 5% of total revenue and, therefore, are considered to be immaterial to overall financial results.

Product Warranty Liabilities

Generally, our products carry a standard one-year, limited parts and labor warranty.  In certain circumstances, we provide a two-year limited parts and labor warranty.  We offer extended warranties beyond two years for an additional cost to our customers.  Products returned under warranty typically are tested and repaired or replaced at our option.  Historically, we have not experienced significant warranty costs or returns.

We record a liability for estimated costs that we expect to incur under our basic limited warranties when product revenue is recognized.  Factors affecting our warranty liability include the number of units sold, the types of products involved, historical and anticipated rates of claim and historical and anticipated costs per claim.  We periodically assess the adequacy of our warranty liability accrual based on changes in these factors.

Inventory Valuation

Our finished goods electronic devices inventories generally are built to order.  Our communications equipment inventories generally are built to forecast, which requires us to produce a larger amount of finished goods in our communications equipment business so that our customers can be served promptly.  Our products consist of numerous electronic and other materials, which necessitate that we exercise detailed inventory management.  We value our inventory at the lower of the actual cost to purchase or manufacture the inventory (first-in, first-out) or the current estimated market value of the inventory (net realizable value). We perform cycle counts of inventories using an ABC inventory methodology, which groups inventory items into prioritized cycle counting categories, or we conduct physical inventories at least once a year.  We regularly review inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and production requirements for the next 12 to 24 months. Additionally, to determine inventory write-down provisions, we review product line inventory levels and individual items as necessary and periodically review assumptions about forecasted demand and market conditions.  Any inventory that we determine to be obsolete, either in connection with the physical count or at other times of observation, are reserved for and subsequently written-off.  As of December 31, 2009, our total inventory reserves amounted to $4 million of which $2.4 million, or 20.0% of total inventory, related to our electronic devices segment and $1.6 million, or 14% of total inventory, related to our communications equipment segment.

The electronic devices and communications equipment industries are characterized by rapid technological change, frequent new product development, and rapid product obsolescence that could result in an increase in the amount of obsolete inventory quantities on hand. Also, our estimates of future product demand may prove to be inaccurate, in which case we may have understated or overstated the provision required for excess and obsolete inventory. Although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand or technological developments could have a significant impact on the value of our inventory and our reported operating results.

Foreign Currency Translation

We have foreign subsidiaries that together accounted for approximately 84.3% and 86.5% of our net revenues, 75.7% and 73.2% of our total assets and 30.3% and 29.5% of our total liabilities as of and for the years ended December 31, 2009 and 2008, respectively.  In preparing our consolidated financial statements, we are required to translate the financial statements of our foreign subsidiaries from the functional currencies in which they keep their accounting records into U.S. dollars. This process results in exchange gains and losses which, under relevant accounting guidance, are included either within our statement of operations under the caption “other income (expense)” or as a separate part of our net equity under the caption “accumulated other comprehensive income (loss).”

Under relevant accounting guidance, the treatment of these translation gains or losses depends upon management’s determination of the functional currency of each subsidiary. This determination involves consideration of relevant economic facts and circumstances affecting the subsidiary. Generally, the currency in which the subsidiary transacts a majority of its transactions, including billings, financing, payroll and other expenditures, would be considered the functional currency. However, management must also consider any dependency of the subsidiary upon the parent and the nature of the subsidiary’s operations.

If management deems any subsidiary’s functional currency to be its local currency, then any gain or loss associated with the translation of that subsidiary’s financial statements is included as a separate component of stockholders’ equity in accumulated other comprehensive income (loss).  However, if management deems the functional currency to be U.S. dollars, then any gain or loss associated with the translation of these financial statements would be included in other income (expense) within our statement of operations.

If we dispose of any of our subsidiaries, any cumulative translation gains or losses would be realized into our statement of operations. If we determine that there has been a change in the functional currency of a subsidiary to U.S. dollars, then any translation gains or losses arising after the date of the change would be included within our statement of operations.

Based on our assessment of the factors discussed above, we consider the functional currency of each of our international subsidiaries to be each subsidiary’s local currency. Accordingly, we had cumulative translation losses of $1.6 million and $2.8 million that were included as part of accumulated other comprehensive loss within our balance sheets at December 31, 2009 and December 31, 2008, respectively. During the year ended December 31, 2009 and 2008, we included translation gains of $1.2 million and losses of $3.9 million, respectively, under accumulated other comprehensive income.

The magnitude of these gains or losses depends upon movements in the exchange rates of the foreign currencies in which we transact business as compared to the value of the U.S. dollar. During 2009, these currencies include the euro and the British pound sterling. Any future translation gains or losses could be significantly higher or lower than those we recorded for these periods.

A 2.5 million British pound sterling loan payable from one of our subsidiaries in England to EMRISE was outstanding as of December 31, 2009 ($4.0 million based on the exchange rate at December 31, 2009).  Exchange rate losses and gains on the long-term portion of this loan are recorded in cumulative translation gains or losses in the equity section of the balance sheet.

Intangibles, Including Goodwill

We periodically evaluate our intangibles, including goodwill, for potential impairment. Our judgments regarding the existence of impairment are based on many factors including market conditions and operational performance of our acquired businesses.  In assessing potential impairment of goodwill, we consider these factors as well as forecasted financial performance of the acquired businesses.  If forecasts are not met, we may have to record additional impairment charges not previously recognized. In assessing the recoverability of our goodwill and other intangibles, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of those respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets that were not previously recorded.  If that were the case, we would have to record an expense in order to reduce the carrying value of our goodwill.  Under the Codification guidance for Goodwill and Other Intangible Assets, we are required to analyze our goodwill for impairment issues at least annually or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.  We performed our annual impairment test for goodwill at all of our reporting units as of December 31, 2009.  In performing the valuations, we used cash flows that reflected management’s forecasts and discount rates that reflect the risks associated with the current market.  We consider the results of an income approach and a market approach in determining the fair value of the reporting units.  For the income approach we assumed growth 4.0% as a result of expected shipments on existing contracts and future opportunities.  We discounted the projected cash flows at 14% to determine the fair value for the electronic devices reporting unit.  For the market approach, we used the guideline public company method, under which the fair value of a business is estimated by comparing the subject company to similar companies with publicly traded ownership interests. From these “guideline” companies, valuation multiples are derived and then applied to the appropriate operating statistics of the subject company to arrive at indications of value.

At December 31, 2009, our reported goodwill totaled $2.9 million, all of which belonged to the electronics devices reporting unit.  Based on the results of our testing, the fair values of the electronic devices reporting unit exceeded its book values.    However, as a result of the sale of our RO Operations, we recorded a non-cash charge for the impairment of goodwill and indefinite-lived intangibles of $0.9 million and amortized intangible assets of $0.5 million, which amounts reflect the write down of all of the intangible assets of the RO Operations.  These write downs are reflected within income from discontinued and held for sale operations in the Consolidated Statement of Operations.

Overview

The majority of our products are customized to the unique specifications of our customers and are subject to variable timing of delivery.  Shipments of products can be accelerated or delayed due to many reasons including, but not limited to, exceeding or not meeting customer contract requirements, a change in customer timing or specifications, technology related issues, delays in acquiring raw materials, and other production related issues.  Comparability of our revenues and gross profit is difficult from period to period as we typically do not have recurring orders.  Exceptions to this include certain long-term military contracts and certain long-term telecommunications contracts.

Overall net sales from continuing operations decreased 16% in 2009 as compared to 2008.  The decrease is the result of U.S. dollar declines in sales at all of our subsidiaries, although such businesses experienced slight increases in net sales in 2009 on a local currency basis.  While our French communication subsidiary experienced a decline in sales due to the impact of the global economic crisis, the declines at our other foreign units were largely due to the impact of exchange rates between the U.S. dollar and the British pound sterling and the euro.

Overall gross profit, as a percentage of sales, (“gross margin”), decreased slightly to 34.3% in 2009 from 34.8% in 2008.  The decrease in gross margin was due primarily to a decrease in gross margin within our communication segment primarily as a result of lower sales volumes within that segment.

The following is a detailed discussion of our results of operations by business segment.  As a result of the sale of our Digitran Operations in March 2009 and the classification of our RO Operations and ACC Operations as held for sale at December 31, 2009, for purposes of the following discussion and analysis, the Digitran Operations, RO Operations and ACC Operations, all in the electronic devices segment, have been removed from the prior period comparisons.  The results of the Digitran Operations, RO Operations and ACC Operations are reported as a held for sale operation for all periods presented.

Results of Operations

Comparison of the Year Ended December 31, 2009 to the Year Ended December 31, 2008

Net Sales

	Year Ended		Variance
	December 31,		Favorable (Unfavorable)
(in thousands)	2009	2008	Dollar	Percent
Electronic devices	$22,763	$26,621	$(3,858)	(14.5)%
as % of net sales	65.6%	64.3%
Communications equipment	11,932	14,768	(2,836)	(19.2)%
as % of net sales	34.4%	35.7%
Total net sales from continuing operations	34,695	41,389	(6,694)	(16.2)%

Electronic Devices

The approximately 15% decrease in sales of our electronic devices in 2009 as compared to 2008 was primarily the result of a decrease in net sales at our U.K. subsidiaries, primarily due to the impact of exchange rates on those operation’s U.S. dollar results.  On a local currency basis, net sales at our U.K. electronic device companies were slightly higher in 2009 as compared to 2008.  However, exchange rates between the U.S. dollar and the British pound sterling negatively impacted the consolidated results of our U.K. subsidiaries when translated into U.S. dollars in 2009 as compared to 2008.  Our electronic devices subsidiaries in the U.K. experienced a 2% increase in sales in local currency, the British pound sterling, for 2009 compared to 2008.  However, when translated into U.S. dollars, these subsidiaries experienced a 14% decline in net sales for the same period with the difference from an increase of 2% to a decrease of 14% being due to the impact of exchange rates.

We expect overall minor reductions of around 10% in net sales of our electronic device segment in 2010 as compared to 2009, in part due to the impact of the economy, which resulted in lower bookings for our electronic device segment throughout most of 2009 as compared to 2008, but also due to the timing of production requirements for certain long term contracts, which has resulted in expected reductions in shipments during 2010, but which we expect will result in higher shipments in 2011 and beyond.

Communications Equipment

The approximately 19% decrease in sales of our communications equipment in 2009 as compared to 2008 is due to an overall decrease in orders and shipments for network access products, especially at our French subsidiary.  Net sales at our French subsidiary were down $2.7 million in 2009 compared to 2008 due largely to the impact of the global economic crisis and spending reductions, especially by the French government including the French Defense Ministry.  Net sales at our French subsidiary were also slightly impacted by the unfavorable effects of exchange rates in 2009 as compared to 2008 between the U.S. dollar and the euro on the translation of the financial results of our European operations into U.S. dollars.  Our French subsidiary experienced a 24% decrease in sales in local currency, the euro, for 2009 compared to 2008.  However, when translated into U.S. dollars, our French subsidiary experienced a 29% decline in net sales for the same period with the difference from 24% to 29% being due to the impact of exchange rates.  Net sales at our U.S. communications equipment subsidiary remained relatively flat from 2009 as compared to 2008.

Excluding the impact of Future Asset Sales, we expect net sales in our communications equipment segment to increase slightly in 2010 as compared to 2009.

Gross Profit

	Year Ended		Variance
	December 31,		Favorable (Unfavorable)
(in thousands)	2009	2008	Dollar	Percent
Electronic devices	$7,563	$8,444	$(881)	(10.4)%
as % of net sales	33.2%	31.7%
Communications equipment	4,344	5,977	(1,633)	(27.3)%
as % of net sales	36.4%	40.5%
Total gross profit from continuing operations	11,907	14,421	(2,514)	(17.4)%
Total gross margin from continuing operations	34.3%	34.8%

Electronic Devices

The decrease in gross profit in 2009 of approximately $0.1 million was primarily the result of a decrease in gross profit at our European subsidiaries primarily due to changes in product mix and the impact of exchange rates between the U.S. dollar and the British pound sterling.  This increase was partially offset by approximately $0.1 million of severance costs incurred in the second quarter of 2009 associated with our cost reduction efforts.

Overall segment gross margins improved from 31.7% to 33.2%, primarily due to the favorable product mix and the impacts of our cost reduction efforts at our European subsidiaries, which has resulted in lower fixed overhead manufacturing costs.

During 2010, we expect gross profit and gross margin to decline within our electronic devices segment, primarily due to expected reductions in sales volume as discussed under Net Sales, but also due to expected changes in product mix in 2010 as compared to 2009, including the expectation of more customer development projects in 2010 as compared to 2009, which typically generate lower gross margins.

Communications Equipment

The decrease in gross profit within our communications equipment segment by $1.6 million is primarily due to the decline in sales and a related decline in gross margin at our French subsidiary, where gross profit declined $1.4 million as compared to the prior year.  For primarily the same reasons, gross margin within our communications equipment segment declined from 40.5% in 2008 to 36.4% in 2009.  Gross profit at our French subsidiary was unfavorably impacted as a result of the changes in foreign currency exchange rates between the U.S. dollar and the euro in 2009 as compared to 2008 as well. Gross profit at our U.S. communication subsidiary decreased slightly in 2009 as compared to 2008, due primarily to changes in product mix.

Operating Expenses

	Year Ended		Variance
	December 31,		Favorable (Unfavorable)
(in thousands)	2009	2008	Dollar	Percent

Selling, general and administrative	$11,948	$12,513	$565	4.5%
as % of net sales	34.4%	30.2%
Engineering and product development	1,796	1,840	44	2.4%
as % of net sales	5.2%	4.4%
Loss on asset impairment	—	6,584	6,584	100.0%
Total operating expenses from continuing operations	13,744	20,937	7,193	34.4%

Selling, General and Administrative

The decrease in selling, general and administrative expenses (“SG&A”) is primarily the result of significant decreases in SG&A, primarily at our corporate headquarters, as a result of cost reduction activities, partially offset by $0.4 million in severance related costs associated with our general and administrative cost reduction efforts.

We expect SG&A expenses to decline significantly due, in part, to lower overall sales (which impacts commissions and other variable selling related expenses), but also largely due to our cost reduction efforts in 2009, which we expect to result in approximately $1 million in annualized savings during 2010 as compared to 2009.

Engineering and Product Development

The decrease in engineering and product development costs is primarily due to a slight reduction in engineering costs at our European business units as compared to the prior year.

During 2010, engineering and product development expenses are expected to remain at or slightly below 2009 levels.

Loss on Asset Impairment

In 2008, we incurred a loss on the impairment of our goodwill and indefinite lived intangible assets of $6.6 million, due to a decline in the forecasted financial performance of our communications segment, the estimated fair market value of that segment’s intangible assets declined as compared to the carrying value of such assets on our balance sheet.  As a result, the 2008 impairment charge reflects the write down of substantially all of the carrying value of the goodwill and other intangible assets for our communications segment.

Interest Expense

Interest expense was $4.1 million for 2009 compared to $3.2 million for 2008.  Included in interest expense in 2009 were $0.5 million in fees paid to our Lender or accrued in connection with modifications to our credit facility and $1.4 million of non-cash amortization of deferred financing costs and non-cash amortization of debt discount, including $0.5 million due to the acceleration of deferred financing costs and debt discount amortization associated with the partial repayment of our Term Loan B in the first quarter of 2009, compared to $0.9 million of non-cash amortization in 2008.

We expect interest expense in 2010 to be significantly lower than 2009 levels as a result of actual and expected overall debt level reductions in 2010 as compared to 2009, in part due to the reduction of acquisition related debt by approximately $10 million in March 2009, but also because we expect to repay all of our existing debt obligation with our current lender by mid-2010.  This reduction in debt may be offset by replacement revolver financing on our remaining operations; however, we expect that the fees associated with such debt would be substantially less in amount than current debt levels due to a significantly lower balance and also due to an expected reduction in interest rates since the risk associated with such revolving debt would be much lower than our current credit facility.

Other Income (Expense)

We recorded other income of $433,000 in 2009 compared to other expense of $734,000 in 2008.  Other income (expense) consists primarily of (i) short-term exchange rate gains and losses associated with the volatility of the U.S. dollar to the British pound sterling and euro on the current portion of certain assets and liabilities and (ii) fair value adjustments on warrants.  The change in the fair value of warrants during 2009 resulted in income of $718,000, which was not present in 2008.  The remaining expense of $285,000 for 2009 was predominantly related to short-term exchange rate losses.

Income tax expense

Income tax benefit amounted to $0.6 million for 2009 compared to $0.1 million for 2008.  The company recorded an income tax benefit as the result of losses incurred in the periods.  We recorded income tax expense primarily as a result of foreign income tax on foreign earned profits in Europe.

The Company has exhausted a significant portion of its net operating losses available to be carried forward into future periods and, as a result, any income from operations and/or gain on sales of assets could result in significant tax obligations in 2010.

Income from Discontinued and Held For Sale Operations

Income from discontinued and held for sale operations was $5.8 million, net of $1.7 million in taxes, for the year ended December 31, 2009 compared to $2.8 million, net of $0.4 million in taxes, for the year ended December 31, 2008.  In connection with the sale of our Digitran Operations on March 20, 2009, we reported income from discontinued and held for sale operations of $6.3 million (net of $1.3 million in taxes) during 2009, which includes a $7.4 million gain on the sale of our Digitran Operations.  In 2008, these operations contributed comparative income of $2.9 million.  Additionally, at December 31, 2009, we classified our RO Operations as assets held for sale in the consolidated balance sheets and statements of operations, which resulted in reclassification of a loss of $2.9 million and $0.5 million in 2009 and 2008, respectively, to income from discontinued and held for sale operations.  The 2009 loss from RO operations included a write down of $1.8 million in assets comprised of $0.9 million of goodwill and indefinite-lived intangible assets; $0.6 million of long-lived assets and definite lived intangible assets; and $0.3 million of fair value adjustments.  Finally, at December 31, 2009, we classified our ACC Operations as held for sale in the consolidated balance sheets and statements of operations, which resulted in reclassification of income of $2.5 million and $0.4 million, respectively to income from discontinued and held for sale operations.

Net Loss

We reported net income of $1.0 million in 2009 and a net loss of $7.4 million in 2008.  Included in the net loss for 2008 was a $6.6 million impairment charge associated with the impairment of goodwill and indefinite lived intangible assets of our communications equipment reporting unit.  Included in net income in 2009 was a $6.9 million (net of $0.5 million in taxes) income/gain on discontinued and held for sale operations associated with the sale of our Digitran Operations and approximately $3.1 million loss related to the operations of RO.  Additionally, included in net income for 2009 was $0.5 million in accelerated non-cash amortization of deferred financing costs and debt discount associated with the partial repayment of our Term Loan B in March 2009, $0.5 million of overall employee termination costs associated with the cost reduction efforts at several of our facilities, $0.5 million in fees associated with waivers and amendments of our credit facility with our Lender in 2009 and $0.1 million of expenses incurred in connection with various refinancing efforts.

Liquidity and Capital Resources

In making an assessment of our liquidity, we believe that the items in our financial statements that are most relevant to our ongoing operations are working capital, cash generated from operating activities and cash available from financing activities.  During 2009, we funded our daily cash flow requirements through funds provided by operations and through borrowings under our credit facility with GVEC Resource IV Inc. (“GVEC” or the “Lender”).  Working capital from continuing operations was a negative $3.5 million at December 31, 2009 as compared to a positive $0.7 million at December 31, 2008, primarily due to the reclassification of all of our debt with our primary lender from long term to short term during 2009 and, to a lesser extent, a decrease in accounts receivable of $1.7 million due to improved collections.  At December 31, 2009 and 2008, we had accumulated deficits of $26.6 million and $28.1 million, respectively, and cash and cash equivalents of $4.0 million and $3.0 million, respectively.  Our cash balances are often significantly higher at the end of the month than at other times throughout the remainder of the month as a result of borrowings under our credit facility generally occurring toward the end of the month and timing of payments to vendors in the form of accounts payable, payroll and interest payments generally occurring at the beginning of the month.

Net cash used in operating activities during 2009 totaled $0.1 million.  Our reported net income of $1.0 million included a gain on the sale of the Digitran Operations of $7.4 million, net of taxes of $0.5 million and a net income from Digitran, RO and ACC Operations of $6.7 million.  Significant non-cash adjustments to our net income from continuing operations for 2009 include (i) the amortization of debt discount and amortization of deferred financing costs which, on a combined basis, totaled $1.4 million, both of which are non-cash components of interest expense associated with our credit facility, (ii) depreciation and amortization expense which totaled $1.7 million, and (iii) a change in fair value of common stock warrants which contributed $0.7 million as non-cash component of net income.  Significant uses of cash associated with operating activities during 2009 included a decrease in accounts payable and accrued liabilities by approximately $1.0 million, in part due to payments made on previously accrued amounts related to the sale of the Digitran Operations and also due to timing of vendor payments.  The primary source of cash associated with operating activities during 2009 was a decrease in accounts receivable, which decreased by approximately $1.7 million, due primarily to increased efforts to collect outstanding balances on a more timely basis.

Cash generated from our investing activities during 2009 totaled $10.6 million. This amount consisted primarily of net cash proceeds generated by the March 2009 sale of our Digitran Operations, all of which was used to partially repay the $13 million in term debt that we incurred in connection with our purchase of ACC in August 2008.

Cash used in financing activities during 2009 totaled $10.4 million, which consisted of $11.2 million in repayments of principal owed on long term debt and notes to stockholders, offset by $1.1 million in net borrowings on our revolving credit facility.

As of December 31, 2009, we had outstanding borrowings of $5.2 million under the revolving loan portion of our credit facility.  At December 31, 2009, we had remaining actual availability under a formula-based calculation of $1.8 million under the credit facility.  Actual remaining availability represents the additional amount we were eligible to borrow as of December 31, 2009 pursuant to our $7.0 million revolving line of credit.  The availability under our revolving line of credit fluctuates periodically throughout each month depending on timing of borrowings and repayments.  At March 31, 2010, our eligible collateral was $7.1 million (compared to the maximum of $7 million) and our outstanding borrowings at that date were $4.1 million.  Therefore, our actual availability was $2.9 million.

In addition to the revolving line of credit, at December 31, 2009, we had debt obligations of $8.6 million, which includes term loans from our Lender, capitalized lease and equipment loan obligations and notes payable to shareholders, the current portion of which loans and obligations totaled $8.5 million.

Our backlog from continuing operations decreased to $16.9 million as of December 31, 2009 as compared to $20.7 million as of December 31, 2008. The decrease is due to the reduction of backlog at all of our electronic devices business units associated with lower bookings in 2009 and has declined as we satisfied existing contracts during the year.  We experienced an increase in backlog at our U.S. communications equipment business unit associated with new orders for telecommunications test equipment.  The amount of backlog orders represents revenue that we anticipate recognizing in the future, as evidenced by purchase orders and other purchase commitments received from customers, but on which work has not yet been initiated or with respect to which work is currently in progress. Our backlog as of December 31, 2009 was approximately 91% related to our electronic devices business, which business tends to provide us with long lead-times for our manufacturing processes due to the custom nature of the products, and approximately 9% related to our communications equipment business, which business tends to deliver standard or modified standard products from stock as orders are received. We believe that the majority of our current backlog will be shipped within the next 12 months.  However, there can be no assurance that we will be successful in fulfilling such orders and commitments in a timely manner or that we will ultimately recognize as revenue the amounts reflected as backlog.

Credit Facility

EMRISE (including each of its direct subsidiaries), are parties to a Credit Agreement, as amended, with the Lender, providing for a credit facility in the aggregate amount of $26 million.  As of December 31, 2009, we owed a total of $13.4 million under the terms of the credit facility.

On January 25, 2010, EMRISE and its Lender entered into Amendment Number 8 to Loan Documents, which amends EMRISE’s Credit Agreement as of December 31, 2009.  All references to the Credit Facility herein refer to the Credit Agreement as amended.  The Credit Facility requires the sale of a significant portion of our assets by June 30, 2010 (the “Maturity Date”).  As discussed further in Note 22 “Subsequent Events” in our December 31, 2009 financial statements, these assets contributed approximately $20 million or 37% of the Company’s net sales from continuing operations and operating income of approximately $3 million of the Company’s total operating income from continuing operations of $1.4 million for 2009.  The Company is required to achieve certain milestones in connection with these sale activities and the maintenance of maximum capital expenditure financial covenants.  Lender has the current right to appoint an outside observer to review our books and records and business operations, with certain limitations designed to minimize disruption to our business operations.  Upon the sale of the assets we agreed to sell, we will retain a percentage of the proceeds of some of such sales for working capital and are obligated to use the remaining proceeds to pay down the obligations owed to the Lender.  We are also obligated to provide financial information and status reports to the Lender on a regular basis.  The practical effect of the January 25th amendment was to provide a forbearance by the Lender through the Maturity Date on the equity raise default and the possible financial covenant defaults that was and may have been otherwise triggered under the Credit Agreement as of December 31, 2009 and allow us time to sell certain assets in order to pay down the obligations to the Lender.

On April 13, 2010, the Borrowers and the Lender entered into Amendment Number 9 to Loan Documents, which removes the obligation to sell certain assets while retaining the obligation to sell other assets, and provides some clarity that the Lender will not charge fees for making adjustments to the milestones required to be met before the maturity date, provided certain conditions are satisfied.

The credit facility currently consists of (i) a revolving loan for up to $7 million that expires on June 30, 2010 (the “Revolver”), and (ii) two term loans (Term Loan A and Term Loan B) with an aggregate net outstanding principal amount of $4.1 million as of March 31, 2010. The term loans require remaining combined scheduled principal payments of $75,000 bi-weekly, which began on February 1, 2010 and continue through maturity.  The facility also requires monthly interest payments and a final balloon payment of principal upon maturity on June 30, 2010 of approximately $7.4 million in term debt plus the outstanding balance of the revolver, which at December 31, 2009 was $5.2 million.

The Revolver is formula-based and generally provides that the outstanding borrowings under the line of credit may not exceed an aggregate of 85% of eligible accounts receivable, plus 10% of the value of eligible raw materials not to exceed $600,000, plus 50% of the value of eligible finished goods inventory not to exceed $1,500,000, minus the aggregate amount of reserves that may be established by the Lender.

Interest on the Revolver is payable monthly.  The interest rate is variable and is adjusted monthly based on the prime rate as published in the “Money Rates” column of The Wall Street Journal (the “Base Rate”) plus 1.25%, subject to a minimum rate of 9.5% per annum.  The Revolver contains a capital expenditures covenant, prohibiting any such expenditures (a) in excess of $600,000 for the fiscal year ended December 31, 2009, and (b) in excess of $1,800,000 through June 30, 2010.  Additionally, the Revolver prohibits us from incurring unfinanced capital expenditures in excess of $62,500 in any fiscal quarter and from incurring purchase money commitments in excess of $2 million over the life of the facility.  However, if we incur unfinanced capital expenditures of less than $62,500 in any fiscal quarter, the difference between the amount incurred in a certain fiscal quarter and $62,500 maybe incurred in the two fiscal quarters immediately following such fiscal quarter. The Company was in compliance with all covenants at December 31, 2009.

The term loans bear interest at the Base Rate plus 4.25%, subject to a minimum rate of 12.5% per annum.  Under the credit facility, we may make full or partial prepayment of the term loans provided that any such prepayment is accompanied by the applicable prepayment premium discussed below.

To secure payment of the indebtedness under the credit facility, we irrevocably pledged and assigned to, and granted to the Lender a continuing security interest in all the personal property of the Company and its direct subsidiaries including our interest in any deposit accounts, the stock of each of our direct and indirect subsidiaries, the intellectual property owned by each of the Company and its direct subsidiaries, and the proceeds of the intellectual property owned by each of these entities.  In an event of default, the Lender may, at its option, exercise any or all remedies available to it with respect to the collateral.  In addition, certain of our foreign subsidiaries have agreed to guarantee our performance under the credit facility.

There can be no assurance that we will be able to successfully sell the contemplated assets that we are obligated to sell, pursuant to the credit facility, in the agreed time frames, achieve the related milestones on a timely basis, and/or sell the assets at prices sufficient to satisfy the debt owed to Lender, if at all.  Even if we do successfully sell the contemplated assets and pay the obligations owed to the Lender in full, our ongoing revenues will be substantially reduced which could have a material adverse affect on our operations and financial condition.

If an event of default were to occur, including the failure to achieve any of the milestones related to asset sales required by the Credit Facility, the Lender could accelerate the debt and exercise its rights and remedies under the Credit Agreement.  An acceleration of the principal, deferred fees and accrued interest due on the date of a declared event of default would be a significant amount that would be due on such date.  If such an acceleration were declared, we do not have the ability to pay this amount from currently available sources at this time.  The rights and remedies available to the Lender under the Credit Agreement in the event of a declared event of default include a foreclosure on our assets before the contemplated asset sales could be completed.  The lender may also elect to increase the interest rate applicable to the outstanding balance of the Term Loans A and B by four percentage points above the per annum interest rate that would otherwise be applicable.  Additionally, if the lender terminates the credit facility during a default period then we are subject to a penalty equal to 2% of the outstanding principal balance of the Revolver and the Term Loans.

Liquidity

Our current business plan requires additional funding beyond our anticipated cash flows from operations.  These and other factors described in more detail below raise substantial doubt about our ability to continue as a going concern.  In its Report of Independent Registered Public Accounting Firm, our principal accountants, BDO USA, LLP, has also stated that the Company requires additional funding to achieve profitable operations and repay its current debt obligations beyond its anticipated cash flows from operations, which raises a substantial doubt about its ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon our ability to (i) sell the assets as required in the Credit Facility, (ii) repay our credit facility on or prior to its maturity on June 30, 2010, (iii) obtain alternate revolver financing to fund operations after June 30, 2010 and (iv) achieve profitable operations.

If our net losses continue, we may experience negative cash flow, which may prevent us from continuing operations.  If we are not able to attain, sustain or increase profitability on a quarterly or annual basis, we may not be able to continue operations and our stock price may decline.

If we (i) default under the Credit Facility for any reason, including missing a milestone, (ii) are unable to timely sell assets at sufficient prices, (iii) cannot borrow funds under the terms of the Revolver, for any reason, through June 30, 2010, or (iv) fail to obtain alternate financing to replace our credit facility prior to June 30, 2010 or a new revolving facility once the current credit facility is paid in full, we do not believe that current and future capital resources, revenues generated from operations and other existing sources of liquidity will be adequate to meet our anticipated short term, working capital and capital expenditures needs for the next 12 months.  Further, if any of these occur for any reason, or if we experience a significant loss of revenue or increase in costs, then our cash flow would be negatively impacted resulting in a cash flow deficit.  A cash flow deficit will require us to seek additional or alternate financing, with little or no notice which would be difficult to obtain in these economic conditions and our anticipated financial condition in such circumstances.  To address these potential financing needs, we may have to explore revised debt structure with our current lender, seek additional or new financing with another lender or lenders, sell additional assets to generate cash, sell equity to raise capital.  Successfully executing these strategies is uncertain and there are many risks associated with attempting to execute each, in addition to the risks and uncertainties of the short and long term impact of executing on any of these strategies.   Failure to meet our financing requirements, if and when needed, would have an adverse effect on our operations and/or ability to do business after that date or could restrict our growth, limit the development of new products, hinder our ability to fulfill existing or future orders or negatively affect our ability to secure new customers or product orders.

If we are unsuccessful in securing the necessary financing to continue operations, when needed, then we may be forced to seek protection under the U.S. Bankruptcy Code or be forced into liquidation or substantially restructuring or altering our business operations and/or debt obligations.

Effects of Inflation

The impact of inflation and changing prices has not been significant on the financial condition or results of operations of either our company or our operating subsidiaries.

Impacts of New Accounting Pronouncements

FASB Accounting Standards Codification.™  On September 30, 2009, we adopted changes issued by the Financial Accounting Standards Board (“FASB”) to the authoritative hierarchy of Generally Accepted Accounting Principles (“GAAP”).  These changes establish the FASB Accounting Standards Codification™ (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in preparation of financial statements in conformity with GAAP.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts;

instead the FASB will issue Accounting Standards Updates.  Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification.  These changes and the Codification itself do not change GAAP.  Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on our consolidated financial statements.

Fair Value Measurements and Disclosure.  In January 2009, we adopted changes issued by the FASB to fair value accounting and reporting as it relates to non-financial assets and non-financial liabilities that are not recognized or disclosed at fair value in the financial statements on at least an annual basis.  These changes define fair value, establish a framework for measuring fair value in GAAP and expend disclosures about fair value measurements.  This guidance applies to other GAAP that require or permit fair value measurements and is to be applied prospectively with limited exceptions.  The adoption of these changes, as it relates to non-financial assets and liabilities, had no impact on our financial statements.

In August 2009, the FASB issued an update to the fair value measurement guidance to clarify how an entity should measure liabilities at fair value.  The update reaffirms fair value is based on an orderly transaction between market participants, even though liabilities are infrequently transferred due to contractual or other legal restrictions.  However, identical liabilities traded in the active market should be used when available.  When quoted prices are not available, the quoted price of the identical liability traded as an asset, quoted prices for similar liabilities or similar liabilities traded as an asset, or another valuation approach should be used.  This update also clarifies that restrictions preventing the transfer of a liability should not be considered as a separate input or adjustment in the measurement of fair value.  The adoption of this update for fair value measurements of liabilities had no impact on our financial statements.

Business Combinations.  On January 1, 2009, we adopted an update to existing accounting standards for business combinations.  The update, which retains the underlying concepts of the original standard in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, changes the method of applying the acquisition method.  Acquisition costs are no longer considered part of the fair value of an acquisition and will generally be expensed as incurred, non-controlling interests are valued at fair value at the acquisition date, in-process research and development is recorded at fair value as an indefinite-lived intangible asset at the acquisition date, restructuring costs associated with a business combination are generally expensed subsequent to the acquisition date, and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

In April 2009, the FASB issued a further update in relation to accounting for assets acquired and liabilities assumed in a business combination that arise from contingencies, which amends the previous guidance to require contingent assets acquired and liabilities assumed in a business combination to be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the measurement period.  If fair value cannot be reasonably estimated during the measurement period, the contingent asset or liability would be recognized in accordance with standards and guidance on accounting for contingencies and reasonable estimation of the amount of a loss.  Further, this update eliminated the specific subsequent accounting guidance for contingent assets and liabilities without significantly revising the original guidance.  However, contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination would still be initially and subsequently measured at fair value.  These updates are applicable prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The adoption of these provisions will have an impact on accounting for any business acquired after January 1, 2009.

Derivatives and Hedging.  On January 1, 2009, we adopted changes issued by the FASB to disclosures about derivative instruments and hedging activities.  These changes require enhanced disclosures about an entity’s derivative and hedging activities, including (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  Other than the required disclosures, the adoption of these changes had no impact on our consolidated financial statements.

On January 1, 2009, we adopted an update issued by the FASB to the accounting for instruments (or embedded features) indexed to an entity’s own stock.  These changes clarify the determination of whether an instrument (or embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under previously issued guidance.  The adoption of these changes resulted in the reclassification of certain of our outstanding warrants from stockholders’ equity to liabilities, which requires the warrants to be fair valued at each reporting period, with the changes in fair value recognized in our consolidated statement of operations.

Intangibles — Goodwill and Other.  On January 1, 2009, we adopted changes issued by the FASB to account for intangible assets.  These changes amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset in order to improve the consistency between the useful life of a recognized intangible asset outside of a business combination and the period of expected cash flows used to measure the fair value of an intangible asset in a business combination.  The adoption of these changes did not have an impact on our consolidated financial statements.

Financial Instruments.  On June 30, 2009, we adopted an update to accounting standards for disclosures about the fair value of financial instruments, which requires publicly-traded companies to provide disclosures on the fair value of financial instruments in the interim financial statements.  Other than the required disclosures, the adoption of this update had no impact on our consolidated financial statements.

Subsequent Events.  On June 30, 2009, we adopted changes issued by the FASB to accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued, otherwise known as “subsequent events.”  Specifically, these changes set forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements: (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financials statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  The adoption of these changes did not have a material impact on our financial statements.

Revenue Recognition.  In October 2009, the FASB issued an update to existing guidance on revenue recognition for arrangements with multiple deliverables.  This update will allow companies to allocate consideration received for qualified separate deliverables using estimated selling prices for both delivered and undelivered items when vendor-specific objective evidence or third-party evidence is unavailable.  Additional disclosures discussing the nature of multiple element arrangements, the types of deliverables under the arrangements, the general timing of their deliver, and significant factors and estimates used to determine estimated selling prices are required.  We will adopt this update for new revenue arrangements entered into or materially modified beginning January 1, 2011.  We are still evaluating the impact, if any, this update may have on our consolidated financial statements.